SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|_|	Soliciting Material Pursuant to Rule 14a-12

Active Power, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

2128 W. BRAKER LANE, B12, AUSTIN, TEXAS 78758

March 14, 2003

Dear Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Active Power, Inc., which will be held at the company’s principal executive offices, located at 2128 W. Braker Lane, Austin, TX 78758 (Braker 12), on Thursday, May 1, 2003, at 6:00 p.m. Central Time.

     Details of the business to be conducted at the annual meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     After careful consideration, our Board of Directors has unanimously approved the proposal set forth in the Proxy Statement and recommends that you vote in favor of such proposal and for the director nominated for election to the Active Power, Inc. Board of Directors.

     You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy card. Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly by one of the methods offered. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the meeting.

Sincerely, Joseph F. Pinkerton III Chairman of the Board and Chief Executive Officer

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 2003

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Active Power, Inc., a Delaware corporation, will be held on Thursday, May 1, 2003, at 6:00 p.m. Central Time, at 2128 W. Braker Lane, Austin, Texas 78758 (Braker 12), for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect one Class III director to serve until our 2006 annual meeting of stockholders, or until his successor is duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as independent auditors for our company for the fiscal year ending December 31, 2003; and
3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     Only stockholders of record at the close of business on March 3, 2003 are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please vote your shares by telephone, by the Internet, or by completing, signing, dating and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Telephone and Internet voting instructions can be found on the attached proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by proxy, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Austin, Texas March 14, 2003	Sincerely, David S. Gino Secretary

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

ACTIVE POWER, INC.
2128 W. Braker Lane, B12
Austin, Texas 78758

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2003

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 1, 2003. The annual meeting will be held at 6:00 p.m. Central Time at our principal executive offices, located at 2128 Braker Lane, Austin, Texas 78758 (Braker 12). These proxy solicitation materials were mailed on or about March 14, 2003, to all stockholders entitled to vote at our annual meeting.

Voting

     The election of directors and specific proposal to be considered and acted upon at our annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 3, 2003, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, we had outstanding 41,833,344 of our common stock. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 3, 2003. Stockholders may not cumulate votes in the election of directors.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

     If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the director proposed by our board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in the accompanying notice and proxy statement. You may revoke or change your Proxy at any time before the annual meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, B12, Austin, Texas 78758, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

     We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2004 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Secretary, not later than November 16, 2003, the date which is 120 days prior to March 15, 2004. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, persons acting as proxies shall have discretionary authority to vote against any proposal presented at our 2004 annual meeting of stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

     Our certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in size as practicable, and each of which will serve staggered three-year terms or until his or her successor has been duly elected and qualified. At this annual meeting, we will be electing one Class III director whose term will expire at our 2006 annual meeting. Our board currently consists of six persons. The nominee listed below is a current director.

     The nominee for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unavailable to serve. In the event the nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Nominee for Director

     The following table sets for the name, age and current position of the nominee for election as one of our directors:

Name	Age	Current Position	Proposed Class of Director

Joseph F. Pinkerton, III	39	Director	Class III
		Chairman of the Board,
		President and Chief
		Executive Officer

Nominee for Class III Director

     Joseph F. Pinkerton, III, 39, our founder, has served as our Chief Executive Officer, President and a member of our board of directors since August 1992. In December 2001, Mr. Pinkerton was appointed Chairman of the Board. Prior to founding Active Power, Mr. Pinkerton was a principle with FRC, a private research and development company. Pinkerton holds a B.A. in Physics from Albion College, in association with Columbia University.

Other Directors

     Set forth below is information concerning our other directors whose term of office continues after this annual meeting.

Class I Directors Whose Terms Expire at the 2004 Annual Meeting of Stockholders

     Richard E. Anderson, 38, has served as a member of our board of directors since 1992. In 1992, Mr. Anderson co-founded Hill Partners, Inc., a real estate development and investment company, where he currently serves as partner. Mr. Anderson holds a B.A. in economics from Southern Methodist University.

     Rodney S. Bond, 58, has served as a member of our board of directors since September 1994. From October 2000 to the present, Mr. Bond has served as a principal engaged in financial and strategic planning consultant at Sherman Partners in Austin, Texas. From May 1990 to October 2000, Mr. Bond served in various capacities, including as Chief Strategic Officer and Chief Financial Officer of VTEL Corporation, a public digital video communications company. Mr. Bond holds a B.S. in metallurgical engineering from the University of Illinois and a M.B.A. from Northwestern University.

     Benjamin L. Scott, 53, has served as a member of our board of directors since March 2002. Since May 2002, Mr. Scott has served as a Venture Partner with Austin Ventures, a venture capital firm located in Austin, Texas. From October 1997 to November 1999, Mr. Scott served as the Chairman and Chief Executive Officer of IXC Communications. Mr. Scott has served as a senior executive of AT&T, PrimeCo and Bell Atlantic. Mr. Scott also serves on the board of directors of several private companies and holds a B.S. in psychology from Virginia Polytechnic Institute and State University.

Class II Directors Whose Terms Expire at the 2005 Annual Meeting of Stockholders

     Jan H. Lindelow, 57, has served as a member of our board of directors since February 1998. Mr. Lindelow recently retired as Vice President, Emerging Business Development at IBM Corporation. He joined IBM/Tivoli in June 1997 and served as Chairman and Chief Executive Officer of Tivoli Systems Inc. until the spring of 2001. Prior to joining Tivoli, he was President and COO of Symbol Technologies. From 1989 to June 1994, Mr. Lindelow worked in several senior executive positions at Asea Brown Boveri AG. Mr. Lindelow also serves on the board of directors of Vignette Corporation, a publicly traded software company located in Austin, Texas. Mr. Lindelow holds an M.S. in electrical engineering from the Royal Institute of Technology in Stockholm, Sweden.

     Terrence L. Rock, 56, has served as a member of our board of directors since 1997. Since 1996, Mr. Rock has served as a partner with CenterPoint Venture Partners. From 1983 to 1996, Mr. Rock worked for Convex Computer Corporation holding various positions, including President and Vice President of Operations. Mr. Rock also serves on the board of several private companies. Mr. Rock holds a B.S. in mechanical engineering from South Dakota School of Mines and Technology.

Board Committees and Meetings

     In 2002, our board of directors held 11 meetings. The board of directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served during fiscal 2002.

     Audit Committee. The audit committee reports to the board of directors with regard to the selection of our independent auditors, the scope of our annual audits, fees to be paid to the auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The board of directors has adopted a written charter for the audit committee. The members of the audit committee throughout fiscal 2002 and as of December 31, 2002 were Messrs. Bond, Lindelow and Rock. Beginning in January 2003, Mr. Anderson replaced Mr. Lindelow on the committee. Mr. Bond serves as the audit committee’s financial expert, and replaced Mr. Lindelow as the chairman of the committee on January 30, 2003. The audit committee held eight meetings during fiscal 2002. The board has determined that all members of the audit committee are “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

     Compensation Committee. The compensation committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other employees. We also have a special stock option committee that manages the granting of stock options to new and existing employees. The compensation committee reviews bonus arrangements for all our officers and assists the special stock option committee with the stock compensation for our new and existing employees. The compensation committee also administers our stock option and stock purchase plans. The members of the compensation committee during fiscal 2002 were Messrs. Anderson, Lindelow and Rock. Beginning in January 2003, Mr. Scott replaced Mr. Anderson on the committee. Mr. Rock serves as the chairman of the compensation committee. The compensation committee held two meetings during fiscal 2002.

     Special Stock Option Committee. The special stock option committee, which is a subcommittee of our compensation committee, and is composed of Mr. Pinkerton, approves grants of options from our 2000 Stock Incentive Plan to non-executive officers and employees. During fiscal 2002, the special stock option committee held six meetings.

Director Compensation and Indemnification Arrangements

     Our board of directors met on January 30, 2003 and modified the board’s compensation arrangement to ensure that it was comparable with other similarly situated companies, the increased time commitments required for service and the heightened scrutiny and responsibility of directors of publicly traded companies. The board relied on the 2001-2002 National Association of Corporate Directors (NACD) Director Compensation Survey and the 2001 Report of the NACD Blue Ribbon Commission on Director Compensation, titled Purposes, Principles, and Best Practices. Prior to this meeting, each of our non-employee directors received a fee of $5,000 per quarter for his service as a director. This amount has been increased to $7,500 per quarter. Additional cash compensation in the following annual amounts will be paid to board members:

  audit committee participants ($10,000);

  audit committee chairperson ($10,000);

  compensation committee participants ($5,000);

  compensation committee or other committee chairperson, excluding the audit committee ($2,500); and

  lead independent director ($10,000).

     In addition to the cash compensation, non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan. Non-employee and employee directors are also eligible to receive option grants under the discretionary option grant program of the 2000 plan. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after our initial public offering receives an option grant to purchase 25,000 shares of common stock on the date such individual joins the board. This figure will not change, however, the initial automatic option grant shall be supplemented by a discretionary option grant to purchase 5,000 shares of common stock on the date such person joins the board. In addition, on the date of each annual stockholders meeting held after our initial public offering, each non-employee board member who continues to serve as a non-employee board member is automatically granted an option to purchase 7,500 shares of common stock, provided such individual has served on the board for at least six months. Subsequent to the January 30, 2003 meeting, this annual automatic grant shall be supplemented by a discretionary option grant to purchase 7,500 shares of common stock on the date of such annual stockholders meeting hereafter.

     Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance and enter into indemnification agreements with all of our directors and executive officers.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote FOR the election of the director nominee listed above.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT AUDITORS

     The audit committee of our board of directors appointed the firm of Ernst & Young LLP, independent auditors for the fiscal year ended December 31, 2003. The audit committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the selection of Ernst & Young LLP. Ernst & Young LLP served in this capacity for the fiscal years ended December 31, 2001 and 2002.

     In the event the stockholders fail to ratify the appointment, our audit committee will reconsider its selection. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the audit committee believes that such a change would be in the best interests of the company and our stockholders.

     A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees billed to Active Power by Ernst & Young LLP for Fiscal 2002

     Audit fees. Audit fees billed to Active Power by Ernst & Young LLP for 2002 totaled $90,000 for the audit of our annual financial statements included in our Form 10-K and the review of our financial statements included in our quarterly reports on Form 10-Q.

     Financial information systems design and implementation fees. We did not engage Ernst & Young LLP to provide advice to Active Power regarding financial information systems design and implementation during 2002.

     All other fees. Other fees totaled $23,719 for tax-related services primarily related to the preparation of the Company’s tax return statements filed with the appropriate state and federal agencies.

Recommendation of the Board of Directors

     Our board of directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2003.

OTHER MATTERS

     We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 1, 2003, by:

  each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

  each current director, each of whom is a nominee for election as a director;
  each executive officer named in the summary compensation table of the Executive Compensation and Other Information section of this proxy statement; and

  all current directors and executive officers as a group.

     Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of March 3, 2003. The percentage of beneficial ownership before the offering is based on 41,833,344 shares of common stock outstanding as of March 3, 2003.

Beneficial Owner	Share Beneficially Owned	Percentage of Shares Beneficially Owned

Executive Officers and Directors:
Joseph F. Pinkerton, III	5,491,295	13.1%
David S. Gino	671,802	1.6
James A. Balthazar	421,450	1.0
Richard E. Anderson	378,609	*
Rodney S. Bond	65,220	*
Eric L. Jones	338,179	*
Jan H. Lindelow	115,000	*
Terrence L. Rock	69,587	*
Benjamin L. Scott	35,000	*
All current directors and executive officers as a group (9 persons)	7,586,142	18.1
Other 5% stockholders:
Dimensional Fund Advisors, Inc	2,591,600	6.2
North American Equity Investors, Inc	2,095,600	5.0%

*	Less than one percent of the outstanding common stock

    The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, B12, Austin, Texas 78758.

  Joseph F. Pinkerton, III. Includes immediately exercisable options to purchase 348,000 shares of common stock, 73,000 of which were vested as of March 3, 2003. In addition, 431,194 of the shares indicated as owned by Mr. Pinkerton are held by the Joe Pinkerton GRAT for children and the Claire Pinkerton GRAT for children. Both trusts are for the benefit of Mr. Pinkerton’s minor children. Mr. Pinkerton disclaims beneficial ownership of the 431,194 shares held by the trusts.

  David S. Gino. 37,989 shares indicated as owned by Mr. Gino are unvested and subject to our right to repurchase them at the purchase price paid per share if Mr. Gino’s services are terminated prior to vesting. These shares also include immediately exercisable options to purchase 293,511 shares of common stock, 51,750 of which were vested as of March 3, 2003.

  James A. Balthazar. These shares include immediately exercisable options to purchase 242,170 shares of common stock, 68,390 of which were vested as of March 3, 2003.

  Richard E. Anderson. 86,400 shares indicated as owned by Mr. Anderson are included because of his association with Rita Investments. These shares also include 46,116 shares owned by Mr. Anderson’s spouse. These shares further include immediately exercisable options to purchase 15,000 shares of common stock, 7,500 of which were vested as of March 3, 2003.

  Rodney S. Bond. Includes immediately exercisable options to purchase 42,000 shares of common stock, 32,812 of which were vested as of March 3, 2003.

  Eric L. Jones. Includes immediately exercisable options to purchase 7,500 shares of common stock, all of which were vested as of March 3, 2003. These shares do not include options to purchase 7,500 shares that were granted to Mr. Jones, but have since been canceled due to his resignation from the board of directors. Additionally, 38,880 of the shares indicated as owned by Mr. Jones are included because of his position as a trustee of various trusts for the benefit of his family members. Mr. Jones disclaims beneficial ownership of these shares.

  Jan H. Lindelow. Includes immediately exercisable options to purchase 15,000 shares of common stock, 7,500 of which are vested on March 3, 2003.

  Terrence L. Rock. Includes immediately exercisable options to purchase 15,000 shares of common stock, 7,500 of which are vested on March 3, 2003.

  Benjamin L. Scott. Includes immediately exercisable options to purchase 25,000 shares of common stock, none of which are vested on March 3, 2003.

  Dimensional Fund Advisors, Inc. Pursuant to a Schedule 13G dated February 10, 2003, filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. reported that it had sole voting power and sole dispositive power over 2,591,600 shares of common stock and that its address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

  North American Equity Investors, Inc. Pursuant to a Schedule 13G dated February 6, 2003, filed with the Securities and Exchange Commission, North American Equity Investors, Inc. reported that it had sole voting power and sole dispositive power over 2,095,600 shares of common stock and that its address is 1245 Bridgestone Boulevard, LaVergne, Tennessee 37015. North American Equity Investors, Inc. is a direct, wholly-owned subsidiary of Thompson Machinery Commerce Corporation, a member of the Caterpillar Inc. dealer network.

CERTAIN TRANSACTIONS

     Registration rights. According to the terms of an investors’ rights agreement among us, investors who purchased shares of our preferred stock in financings prior to our initial public offering, and Joseph F. Pinkerton, III, some of our stockholders may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of their shares. We are not required to effect more than two of these demand registrations. Holders of demand registration rights may require us to file an unlimited number of registration statements on Form S-3 with respect to their shares of common stock.

     Additionally, some of our stockholders, including Mr. Pinkerton, have piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares in the registration.

     At any time after we become eligible to file a registration statement on Form S-3 under the Securities Act, holders of demand registration rights may also require us to file up to six registration statements on Form S-3 with respect to their shares of common stock, resulting in an aggregate offering of at least $500,000 on each registration statement on Form S-3. We are not required to file more than one registration statement on Form S-3 in any one six-month period.

     These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors’ rights agreement, except underwriting discounts and commissions incurred by the selling stockholders. The investors’ rights agreement also contains our commitment to indemnify the holders of registration rights for losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.

     Stock options granted to executive officers and directors. For more information regarding the grant of stock options to executive officers and directors in fiscal 2002, please see “Director Compensation and Indemnification Arrangements” above and “Option Grants in Fiscal 2002” below.

     Employment agreements. For information regarding the employment agreements we have with Joseph F. Pinkerton, III, and David S. Gino, please see “Employment Contracts, Termination of Employment and Change in Control Agreements” below.

     Real estate management services. Active Power leases some of its office space from landlords who have contractual agreements with Hill Partners. Some portions of the Company’s lease payments are paid to Hill Partners from the landlord. One of the Company’s directors, Dick Anderson, is a partner of Hill Partners.

     Employment of director’s family member. In July 2002, Active Power contracted for the services of the son of one of our directors. Eric Jones. Subsequently, in December 2002, the director’s son was made a full time employee. Additionally, on December 31, 2002, Mr. Jones resigned from his position on our board of directors.

     Indemnification and insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches of their fiduciary duties.

     No loans to officers or directors. The Company currently has no outstanding loans to any officers or directors. Furthermore, our board of directors has resolved that the Company shall not offer or provide any loans to any officer or director of the Company going forward.

AUDIT COMMITTEE REPORT

     The Audit Committee reports as follows with respect to the audit of our fiscal 2002 audited financial statements:

     Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that Active Power’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Active Power’s independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

     Based upon the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the board of directors include the audited financial statements in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Jan H. Lindelow (Chair) Rodney S. Bond Terrence L. Rock

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of the two other most highly compensated executive officers whose salary and bonus for fiscal 2002 was in excess of $100,000, for services rendered in all capacities to the company for the fiscal years ended December 31, 2000, 2001 and 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)		All Other Compensation ($)

Joseph F. Pinkerton, III	2002	270,793	—	—	150,000	(1)	—
Chairman of the Board and	2001	263,293	50,000	—	70,500		—
Chief Executive Officer	2000	244,524	90,000	—	—		—

David S. Gino	2002	213,699	—	—	125,000	(1)	—
Chief Operating Officer and	2001	193,534	37,500	—	40,500		—
Chief Financial Officer	2000	194,376	60,000	—	—		—

James A. Balthazar	2002	167,075	—	—	100,000	(1)	—
Vice President of Sales &	2001	148,473	25,000	—	20,500		—
Marketing	2000	136,646	35,000	—	—		—

(1) Options were granted on February 21, 2002.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning individual grants of stock options made during fiscal 2002 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

     The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

     We granted these options under our 2000 Stock Incentive Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 1,996,375 shares of common stock granted during fiscal 2002. The following table sets forth information concerning the individual grants of stock options to each of our named executive officers in fiscal 2002.

OPTION GRANTS IN FISCAL 2002

	Individual Grants				Potential Realizable Value of Assumed Annual Rates

Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal 2002(%)	Exercise Price Per Share	Expiration Date	of Stock Price Appreciation for Option Term

					5%($)	10%($)

Joseph F. Pinkerton, III	150,000	7.51	$3.58	02/20/2012	337,716	855,840
David S. Gino	125,000	6.26	$3.58	02/20/2012	281,430	713,200
James A. Balthazar	100,000	5.01	$3.58	02/20/2012	225,144	570,560

(1)	25% of the shares vest after one year of service from the date of the grant, and the remaining options vest in 12 equal quarterly installments thereafter. Each option expires on the earlier of ten years from the date of grant or within a specified period following termination of the optionee’s employment with us.

Aggregated Option Exercises and Fiscal Year-end Option Values

     The following table provides information about stock options exercised in fiscal 2002 and options held as of December 31, 2002 by each of our executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during fiscal 2002 and none were outstanding at December 31, 2002. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

FISCAL 2002 OPTION VALUES

	Shares A cquired On Exercise (#)	Value Realized($)(1)	Number Of Securities Underlying Unexercised Options At December 31, 2002(#)(2)		Value of Unexercised In-the-money Options At December 31, 2002($)(2)(3)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph F. Pinkerton, III	—	—	220,500	—	—	—
David S. Gino	13,000	49,140	208,511	—	40,860	—
James A. Balthazar	—	—	157,170	—	48,564	—

(1)	The value realized of shares acquired on exercise was determined by subtracting the exercise price from the fair market value of the common stock on the exercise date multiplied by the number of shares acquired on exercise.

(2)	Options granted under our 2000 Stock Incentive Plan and its predecessor plan are immediately exercisable. “Exercisable” refers to those options which were both exercisable and vested while “unexercisable” refers to those options which were unvested.

(3)	Value is determined by subtracting the exercise price from the fair market value of our common stock at December 31, 2002 ($1.78 per share based upon the closing sale price of our common stock on the Nasdaq National Market on such date) and multiplying by the number of shares underlying the options.

Employment Contracts, Termination of Employment and Change in Control Arrangements
     The Company has termination of employment and change in control arrangements in place with Joseph F. Pinkerton, III and David S. Gino. Mr. Pinkerton will receive six months of severance pay if he is terminated without cause, which would result in a severance payment of $137,500 based on Mr. Pinkerton’s current salary. Additionally, if after six months of an inability to perform his duties due to a permanent disability Mr. Pinkerton is terminated, he will receive three months of severance pay, which would result in a severance payment of $68,750 based on Mr. Pinkerton’s current salary. Upon a change in corporate control that results in a significant reduction in his role and/or responsibility within 12 months of the change in corporate control, Mr. Gino will receive up to six months of severance pay, which would result in a severance payment of $120,000 based on Mr. Gino’s current salary. Additionally, 75% of his then unvested options will accelerate and vest immediately.

     Our 2000 Stock Incentive Plan, which governs the options granted to the named executive officers, includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

  In the event that we are acquired by merger or asset sale or board-approved sale by the stockholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued in effect will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

  The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee’s service with us, or the acquiring entity, is subsequently involuntarily terminated. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions.

  The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a hostile take-over effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the optionee’s services.

  The options currently outstanding under our 1993 Stock Option/Stock Issuance Plan, which was succeeded by the 2000 plan, will immediately vest in the event we are acquired by merger or asset sale, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. If the options are so assumed by the acquiring entity and our repurchase rights are so assigned to such entity, then no accelerated vesting will occur at the time of the acquisition but the options will accelerate and vest in full upon an involuntary termination of the optionee’s employment within 18 months following the acquisition.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Our compensation committee currently consists of Messrs. Rock, Lindelow and Scott none of whom currently serves or has previously served as an officer or employee of our company.

Independent Director Meetings

     In January 2003, the independent directors on our board of directors resolved to meet separately from the full board of directors, and outside the presence of our management. Such meetings shall take place after all regularly scheduled board of director meetings, and shall last as long as necessary to discuss any and all issues relating to Active Power. The independent directors have also elected a lead independent director, Jan Lindelow. Mr. Lindelow shall serve as lead independent director until he resigns from such position or until a replacement is elected or appointed.

Board Compensation Committee Report on Executive Compensation

     It is the duty of the compensation committee to review and determine the salaries and bonuses of executive officers of Active Power, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to the company’s executive officers under our 2000 Stock Incentive Plan.

     The compensation committee believes that the compensation programs for the company’s executive officers should reflect Active Power’ performance and the value created for Active Power’ stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company and should reward individual contribution to Active Power’ success. Active Power is engaged in a very competitive industry, and the company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General compensation policy. The compensation committee’s policy is to provide the company’s executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the company’s achievement of annual financial, strategic and operational objectives in addition to individual contributions to these objectives and (iii) long-term stock-based incentive awards designed to strengthen the mutual interest of Active Power’s executive officers and its stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the company’s financial performance and stock price appreciation rather than base salary.

     Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for fiscal 2002 are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of finan cial performance, for future fiscal years.

     Base salary. In setting base salaries, the compensation committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the compensation committee’s evaluation of the officer’s personal performance for the year; (ii) the competitive marketplace for persons in comparable positions; and iii) Active Power’s annual performance versus the objectives set forth at the beginning of the year.

     Annual incentives. In setting variable compensation payment amounts to executive officers, the compensation committee looks to external market data to assemble competitive variable compensation levels in competitive companies and markets. Based on the foregoing factors and the company’s performance for fiscal 2002, variable compensation was not awarded to any of our executive officers.

     Long-term incentives. Generally, stock option grants are made annually by the compensation committee to each of the company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Active Power from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company’s common stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with Active Power. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO compensation. In setting the total compensation payable to our Chief Executive Officer, Joseph F. Pinkerton III, in fiscal 2002, the compensation committee has taken into consideration Mr. Pinkerton’s prior accomplishments and strategic leadership in our industry and also sought to make that compensation competitive with the compensation paid to the chief executive officers of comparable companies. Additionally, the compensation committee looks at Active Power’s performance and stock price appreciation for a significant percentage of his total compensation.

     Employee stock purchase plan. We maintain an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of our U.S. employees to purchase shares of our common stock. Participating employees may purchase our common stock at a purchase price equal to 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on the exercise date. Employees may designate up to 15% of their base compensation for the purchase of our common stock under this plan. Active Power’ executive officers are eligible to participate in this program, subject to any applicable tax laws.

     Retirement plans. We maintain a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. We also maintain retirement plans for certain non-U.S. employees. Obligations under these plans are determined in accordance with local regulations and customs. Active Power’ executive officers are eligible to participate in this program, subject to any applicable tax laws.

     Compliance with internal revenue code section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Active Power’ 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Cash and other non-performance based compensation paid to Active Power’ executive officers for fiscal 2001 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to the company’s executive officers will exceed that limit. Because it is unlikely that the cash compensation payable to any of the company’s executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company’s executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company’s performance and the interests of Active Power’ stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the compensation committee of the board of directors:

Terrence L. Rock (Chair) Richard E. Anderson Jan H. Lindelow

Stock Performance Graph

     The graph depicted below shows a comparison of cumulative total stockholder returns for an investment in our common stock, the Nasdaq Stock Market (U.S.) Index and a peer group of power technology companies having similar market capitalizations. Last year, we depicted a comparison of cumulative total stockholder returns with the CIBC Power Technology & Growth Index, which was made up of most of the companies used in the peer group. This index, however, is no longer published.

Comparison of Cumulative Total Return on $100 Invested in Active Power on
August 7, 2000 vs. Nasdaq and the Power Tech Peer Group

(1)	The Micro-Cap Power Tech Peer Group consists of the following companies, all traded on the Nasdaq National Market, with BCON trading on the Nasdaq SmallCap Market: Active Power, Inc. (ACPW), American Superconductor Corp. (AMSC), AstroPower, Inc. (APWR), Beacon Power Corp. (BCON), Capstone Turbine, Inc. (CPST), FuelCell Energy, Inc. (FCEL), Plug Power, Inc. (PLUG), H Power Corp. (HPOW), Proton Energy Systems, Inc. (PRTN), Satcon Technology Corp. (SATC), all of which were in the CIBC Power Technology & Growth Index that was presented in last year’s graph.

(2)	The value of the indexed cumulative return of what would have been the CIBC Power Technology & Growth Index at December 31, 2002 was $14.17, as compared to Active Power’s indexed cumulative return at December 31, 2002, $10.47.

(3)	The graph covers the period from August 7, 2000, the date on which our common stock began trading following our initial public offering of shares of our common stock, to December 31, 2002.
(4)	The graph assumes that $100 was invested in our common stock on August 7, 2000 at our initial public offering price of $17.00 per share and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

(5)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
16

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

     Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the audit committee report nor the compensation committee report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports we received from such persons for their fiscal 2002 transactions in our common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no other reports were required to be filed by them for fiscal 2002, we believe that all reporting requirements under Section 16(a) for fiscal 2002 were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

ANNUAL REPORT

     A copy of our Annual Report to Stockholders for fiscal 2002 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

     We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 7, 2003. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, B12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: March 14, 2003

VOTE BY INTERNET - www.proxyvote.com
2128 W. BRAKER LANE, B12 AUSTIN, TEXAS 78758	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Active Power, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ACPWR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACTIVE POWER, INC.
The Board of Directors recommends a vote FOR the director listed below and a vote FOR the listed proposal. This Proxy, when properly executed, will be voted as specified hereon.
		For	Withhold
1.	TO ELECT THE FOLLOWING NOMINEE AS DIRECTOR:
		[ ]	[ ]
Class III Director to serve for a three-year term ending at the 2006 annual meeting of stockholders or until his successor is duly elected and qualified:

01) Joseph F. Pinkerton, III

Vote On Proposal				For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR ACTIVE POWER FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.			[ ]	[ ]	[ ]

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

If no specification is made, this Proxy will be voted “FOR” the election of the director listed above and “FOR” the listed proposal.

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ACTIVE POWER, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (“Active Power”), and the related Proxy Statement dated March 15, 2003, and appoints David S. Gino and Michael Chibib, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held May 1, 2003 at 2128 Braker Lane, Austin, Texas 78758 (Braker 12), at 6:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

(continued and to be signed on the reverse)